Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

May 3, 2013

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Pricing Supplements related to the Notes dated April 30, 2013 (the “Pricing Supplements”) to the Prospectus Supplement dated January 28, 2011 and the Prospectus dated January 28, 2011 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-171806. We hereby confirm to you that the statements of United States tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Pricing Supplements  constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplements and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to each of the Pricing Supplements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Pricing Supplement	Date of Issue of Note

$350,000,000 aggregate principal amount of 0.550% Senior Notes, due May 1, 2015	April 30, 2013	May 3, 2013

$1,150,000,000 aggregate principal amount of Senior Floating Rate Notes, due April 29, 2015	April 30, 2013	May 3, 2013